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Exhibit 10.17

                      SETTLEMENT AND TERMINATION AGREEMENT

         THIS SETTLEMENT AND TERMINATION AGREEMENT, made as of this 15th day of January, 2008 by and among:

1. GLOBAL RESOURCE CORPORATION, a Nevada corporation with principal offices located at 408 Bloomfield Drive, Suite 3, West Berlin, New Jersey 08091 (hereinafter "GLOBAL"); and

2. PATRICK F. HOGAN, a/k/a "Hawk Hogan", an adult individual residing at 8 Tallowood Drive, Medford, New Jersey 32817 (hereinafter "HOGAN"); and

3. FRANK G. PRINGLE, an adult individual, competent to contract, with principal offices located at 408 Bloomfield Drive, Suites 1 & 2, West Berlin, New Jersey 08091 (hereinafter "PRINGLE");

                                       AND

5. TERENCE M. TAYLOR, an adult individual, competent to contract, with principal offices located at 60 Bayside Avenue, Oyster Bay, New York 11771 (hereinafter "TAYLOR"); and

6. TOMAHAWK TRADING CORP., a New York corporation with principal offices located at 60 Bayside Avenue, Oyster Bay, New York 11771 (hereinafter "TOMAHAWK")

WITNESSETH THAT:

         WHEREAS, the parties have and have had various relationships in which frictions, disagreements and disputes have arisen and the parties desire to settle and terminate those relationships and to establish alternative relationships as set forth herein;

         WHEREAS, the parties have negotiated the terms of such settlement and termination and desire a document to formalize and evidence their understandings and agreements; NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and conditions contained herein, the parties have agreed, and hereby do agree, as follows:

                                        I

                            SALE OF HOGAN S-8 SHARES

HOGAN received Eighty Thousand shares of GLOBAL's Common Stock pursuant to GLOBAL's S-8 employee compensation plan, which HOGAN gave to TAYLOR and/or TOMAHAWK for sale. TAYLOR and/or TOMAHAWK sold such shares and have been holding the proceeds. HOGAN hereby agrees with TAYLOR and TOMAHAWK that the value of the shares, and the principal amount payable to him, is One Hundred Sixty Thousand Dollars ($160,000), which sum TAYLOR and TOMAHAWK acknowledge is due and owing to HOGAN. In addition to such principal amount, TAYLOR and TOMAHAWK hereby agree to pay to HOGAN the sum of Eighteen Thousand Dollars ($18,000) for interest and deferred reimbursement of the federal and state income taxes payable by HOGAN on the issuance of the shares to him. Such $178,000 shall be paid as provided in
Article VII below.

                                       II
                             TAYLOR LOAN TO PRINGLE

PRINGLE had borrowed the sum of $250,000 from Mark Johnson. Because of a falling out between PRINGLE and Johnson, PRINGLE desired to have an alternative creditor. To accomodate him, TAYLOR purchased the debt from Johnson and became PRINGLE's creditor. Subsequently, to repay the debt, PRINGLE, who had received Two Hundred Fifty Thousand shares of GLOBAL's Common Stock pursuant to GLOBAL's S-8 employee compensation plan, transferred such shares to TAYLOR and/or

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TOMAHAWK for sale. TAYLOR and/or TOMAHAWK sold such shares and have been holding the proceeds. TAYLOR and TOMAHAWK acknowledge indebtedness to PRINGLE in the amount of $87,500, which sum is the difference between the $250,000 indebtedness and the $337,500 fair market value of the 250,000 shares on the date of issuance. PRINGLE hereby transfers the proceeds, net of the $87,500 liability, to TAYLOR and/or TOMAHAWK in lieu of all interest, loan costs and all other liabilities in connection with the loan. Such $87,500 shall be paid as provided in Article VII below.

                                       III
                            LOAN BY GLOBAL TO TAYLOR

On or about April 5, 2006, GLOBAL loaned the sum of Seven Thousand Dollars ($7,000) to TAYLOR. Together with interest and loan costs, such indebtedness is now agreed to be $9,000. Such $9,000 shall be paid as provided in Article VII below.

                                       IV
                TAYLOR/TOMAHAWK ASSUMPTION OF MJACC INDEBTEDNESS

Subsequent to that certain settlement between GLOBAL and MJACC, TOMAHAWK assumed the Six Hundred Fifty Thousand Dollars ($650,000) indebtedness of MJACC to GLOBAL. In reliance upon that assumption, GLOBAL caused the transfer of Four Hundred Thousand (400,000) shares of its Common Stock, previously owned by MJACC and then being held in escrow, to be transferred to TOMAHAWK. TOMAHAWK was to sell the shares and repay the indebtedness. The shares were sold but the indebtedness was not repaid and TAYLOR and TOMAHAWK acknowledge and admit such indebtedness. Such $650,000 shall be paid as provided in Article VII below.

                                        V

                        GUARANTEE OF WESTOR RETAINER FEE
                             AND PREPAID COMMISSION

1. On January 26, 2007, TAYLOR agreed to reimburse GLOBAL for the Twenty-five Thousand Dollars ($25,000) being paid by GLOBAL in the event that WESTOR did not raise the funds. WESTOR did not raise the funds and the offering was terminated and the sales which had occurred were rescinded. Such $25,000 shall be paid as provided in Article VII below.

2. On May 1, 2007, GLOBAL paid TAYLOR and/or TOMAHAWK the sum of Two Hundred Fifty Thousand Dollars ($250,000) as prepayment of commissions payable in anticipation of completion of the private offering by Westor. As noted, the offering was terminated and the sales which had occurred were rescinded. Under the circumstances, neither TAYLOR nor TOMAHAWK are owed any commissions and the $250,000 prepayment should be repaid and TAYLOR and TOMAHAWK acknowledge and admit such indebtedness Such $250,000 shall be paid as provided in Article VII below.


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                                       VI
                        SHARES OF MOBILESTREAM OIL, INC.


On or about October 25, 2006 and October 27, 2006 (1,000,000 shares on each day) MJS Enterprises, at the request and direction of Mobilestream Oil, Inc. (all of whose assets were acquired by GLOBAL on December 31, 2006) MJACC transferred to TOMAHAWK Two Million (2,000,000) shares of the Common Stock of Mobilestream Oil, Inc., which shares were free-trading. The purpose of such transfer was the performance by TOMAHAWK of certain financial public relations services. GLOBAL acknowledges that the seervices were performed and that the shares were earned by TOMAHAWK, and GLOBAL waives and releases any claim to such shares.

                                        V
                            RELEASE AND HOLD HARMLESS

At various times, GLOBAL (including Mobilestream Oil, Inc. and Carbon Recovery Corporation) and PRINGLE have entered into various agreements, understandings, memoranda, contracts and undertakings, including, but not limited to the letter Agreement of February 22, 2007 and the Consultant Agreement of October 25, 2006, with TAYLOR and/or TOMAHAWK. It is the intent of the parties that all of such agreements, to the extent still executory, be terminated with nor further liability on the part of GLOBAL (including Mobilestream Oil, Inc. and Carbon Recovery Corporation). TAYLOR and TOMAHAWK, jointly and severally, hereby agree that any all agreements, understandings, memoranda, contracts and undertakings, including, but not limited to the letter Agreement of February 22, 2007 and the Consultant Agreement of October 25, 2006, be, and hereby are, declared to be terminated, null and void and of no further effect and GLOBAL, Mobilestream Oil, Inc. and Carbon Recovery Corporation be, and hereby are, released from any and all liability, duty and responsibility directly or indirectly from or arising out of any such agreements, understandings, memoranda, contracts and undertakings from the beginning of time to the date of this Agreement. TAYLOR AND TOMAHAWK shall hold GLOBAL (including Mobilestream Oil, Inc. and Carbon Recovery Corporation) harmless from any claims, demands, charges, losses, liabilities and expenses (including reasonable attorney fees and court costs) arising, directly or indirectly out of any of the terminated agreements.

                                       VI
                   FINANCIAL CONSULTING AND FINDER'S SERVICES

1. TAYLOR and/or TOMAHAWK has introduced Professional Offshore Opportunity Fund to GLOBAL and GLOBAL is entering into a private offering with Professional Offshore Opportunity Fund for the sale/purchase of 1,250,000 shares of its Common Stock for $1,250,000. TAYLOR and TOMAHAWK are not entitled to, and hereby waive, any claim to any compensation, whether deemed commissions or finder's fees.

2. TAYLOR and/or TOMAHAWK have handled various financial transactions for PRINGLE. TAYLOR and TOMAHAWK are not entitled to, and hereby waive, any claim to any compensation, whether deemed commissions or finder's fees.

3. GLOBAL has previously entered into various agreements, memoranda, notes, term sheets, and writings under which TAYLOR and/or TOMAHAWK was to receive compensation, either in cash or in the form of securities such as warrants. All of such agreements, memoranda, notes, term sheets, and writings are, to the extent still executory, hereby voided and agreed to be of no further effect.


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                                       VII
                            TERMINATION COMPENSATION

1. GLOBAL shall issue in escrow, to Fox Law Offices, P.A. as escrow agent ("Escrow Agent"), Warrants for the purchase of One Million (1,000,000) shares of GLOBAL's Common Stock at a purchase price of One Dollar and Fifty Cents ($1.50) per share. Such Warrants shall expire on December 31, 2008. The shares underlying such Warrants shall be registered by GLOBAL in the "catch all" Registration Statement to be filed with the Securities and Exchange Commission. Such Warrants shall be exercisable by TAYLOR and/or TOMAHAWK in a single, all or none, DVP (Delivery versus Payment) transaction as follows:

         (a) TAYLOR and/or TOMAHAWK shall pay to the Escrow Agent the sum of (i) the exercise price for all 1,000,000 Warrants ($1,500,000) and (ii) the total of the amounts owed under this Agreement ($1,199,500) and (c) a fee of Five Thousand Dollars ($5,000) payable to Escrow Agent for its services;

         (b) Upon receipt of clear funds from the foregoing payments, Escrow Agent shall (i) pay over the exercise price ($1,500,000) to GLOBAL, (ii) pay over to the various creditors set forth above in this Agreement the $1,199,500, and (iii) retain for its services the $5,000 escrow fee, and simultaneously deliver, as instructed by TAYLOR and/or TOMAHAWK, the shares issuable upon exercise of the Warrants.

2. Escrow Agent, its officers, directors, employees and agents shall be indemnified by each of the parties hereto against any loss, liability, expense (including reasonable attorney's fees and costs), claim, award or damage which Escrow Agent may incur or sustain by reason of the fact that it performed functions under this Agreement; provided, however, that the foregoing shall not relieve the Escrow Agent of liability for willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of its office. This provision shall survive termination of the escrow and continue indefinitely thereafter.

                                      VIII
                                NON-DISPARAGEMENT

Prior to the execution of this Agreement, various of the parties may have made public statements about or concerning one of the other parties which were unflattering or disparaging. Without admitting or denying such, each of the parties hereto agrees that it or he shall not make any statements relating to their former relationships, the terms and conditions of any agreements between them regardless of whether completed or terminated hereby, or the personal or business reputations of any of them, which are disparaging or negative or tending to place the other in a poor light.

IN WITNESS WHEREOF, the parties have executed this Agreement, intending to be legally bound thereby, this 15th day of January 2008:

                                                 GLOBAL RESOURCE CORPORATION


                                                 By:_______________________
                                                   Frank G. Pringle, Pres./CEO



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                                                 TOMAHAWK TRADING CORP.

                                                 By:_______________________
                                                   Terence M. Taylor, Pres./CEO





                                                   ________________________
                                                   Terence M. Taylor, in



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